EXHIBIT 99.1






                                            Contact:  Neil Lefort
                               Vice President, Investor Relations
                                                   (630) 527-4344

        MOLEX FILES FISCAL FIRST QUARTER REPORT WITH SEC

          Announces Resignation of Independent Auditors

Lisle, IL, USA - November 15, 2004 -- Molex Incorporated (NASDAQ:
MOLX and MOLXA), a global electronic components company, announced today that it filed its Quarterly Report on Form 10-Q for the fiscal first quarter ended September 30, 2004 with the Securities and Exchange Commission earlier today. Molex issued a press release on November 11, 2004 disclosing that the filing of such Quarterly Report would be delayed. Molex also announced today that Deloitte & Touche LLP has resigned as the Company's independent auditors effective November 13, 2004 for the reasons described below. As a result, the unaudited financial statements for the quarter included in the 10-Q filing have not been reviewed by an independent public accounting firm under Statement of Auditing Standards No. 100 "Interim Financial Information" as is required by SEC requirements. Molex's management is not aware of any information which would result in any adjustments to the financial information included in the Form 10-Q filed today.

The Quarterly Report filed today reflects the $8.0 million ($5.8 million after-tax or $0.03 per share) charge previously disclosed in Molex's November 11 press release related to the omission of certain inter-company inventory in the calculation of profit-in-inventory elimination for prior fiscal periods, of which approximately $3.0 million ($2.2 million after-tax) was related to fiscal 2004. The amount of the charge was unchanged from the amount reflected in the financial results included in Molex's
October 20, 2004 earnings release. As disclosed in Molex's November 11 press release, Molex's Audit Committee, with the assistance of independent legal and accounting advisors, conducted an inquiry. The Audit Committee inquiry is complete, and no adjustments were identified as a result of the inquiry. Also included in the results reported in the Quarterly Report for the fiscal quarter ended September 30, 2004 is a reversal of a prior year insurance accrual of $2.7 million ($2.0 million after-
tax), which was no longer required, and a reduction in inventory allowance of $1.5 million ($1.1 million after-tax). These amounts are unchanged from the amounts reflected in the financial results included in Molex's October 20, 2004 earnings release.
On Saturday, November 13, 2004, representatives of Deloitte advised Molex that Deloitte was prepared to complete its SAS 100 review in time to permit a filing of the Form 10-Q in substantially the form in which it was filed today by the November 15 extended deadline for such report, but only if Molex's principal executive officer and former principal financial and accounting officer, who was recently reassigned as Vice President and Treasurer as described in Molex's November 11 press release, no longer served as officers of Molex and certain disclosures relating to the matters in question were agreed upon. Molex's Audit Committee and Board of Directors each unanimously rejected this condition imposed by Deloitte. Following the communication of Molex's position, representatives of Deloitte advised Molex that Deloitte was resigning as Molex's independent auditors effective immediately. Deloitte did not advise the Company that its resignation was due to any disagreements with Molex on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference thereto in its audit report.

Fred Krehbiel, Co-Chairman of Molex, stated, "We are extremely disappointed with the timing of Deloitte's resignation and strongly disagree with their approach and the condition that we remove as officers valued members of our senior management team. My brother John and I have complete confidence in the integrity and leadership of our senior management team, and believe that the same principles of character, loyalty and integrity that built Molex's hard-earned reputation over its 66-year history are reflected in the Board's decision regarding this matter."

Molex's Audit Committee has initiated contact with an independent public accounting firm, and will move promptly to engage a new accounting firm. The Audit Committee chairman, Douglas Carnahan, stated, "We are encouraged by the level of interest and expect that Molex will engage a new accounting firm shortly."

Molex plans to file an amendment to its Form 10-Q for the fiscal quarter ended September 30, 2004 after the SAS 100 review of the unaudited financial statements for that quarter has been completed by new independent auditors. Until such amendment is filed, Molex is not deemed by the SEC to be current or timely in its Exchange Act filings or by Nasdaq to be in compliance with its continued listing requirements. Filing the planned amendment to the Form 10-Q after the SAS 100 review of the interim financial statements has been completed would make Molex current in its SEC filing obligations and in compliance with the applicable Nasdaq continued listing requirement.

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Certain of these risks and uncertainties are set forth in Molex's 10-K and other documents filed with the Securities and Exchange Commission and include Molex's ability to timely hire a new independent registered public accounting firm, Molex's ability to timely comply with SEC and Nasdaq reporting obligations, economic conditions in various regions, product and price competition and foreign currency exchange rate changes. Molex does not undertake to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
The Company's Annual Report, as well as news releases and other supplementary financial data is available by accessing the Company's website at www.molex.com.
Molex Incorporated is a 66-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products in 55 plants in 19 countries throughout the world.